Exhibit 99.1
Cavium Networks Contact:
Angel Atondo
Marketing Communications Manager
Tel: (650) 623-7033
Email: angel.atondo@caviumnetworks.com
Sanjay Mehrotra Joins
Cavium Networks’ Board of Directors
MOUNTAIN VIEW, Calif. July 24, 2009— Cavium Networks (NASDAQ: CAVM), a leading provider of highly integrated semiconductor products that enable intelligent processing for networking, storage, wireless and video applications, today announced that Sanjay Mehrotra, president and chief operating officer of SanDisk Corp. (NASDAQ: SNDK), was appointed to Cavium Networks’ board of directors, with immediate effect.
“We are very excited to have someone of Sanjay’s stature and experience join our board of directors. Sanjay co-founded and helped establish SanDisk as the global leader in flash memory cards with a strong consumer and OEM brand. His experience in growing and scaling a small start-up into an S&P 500 company with more than $3 billion in revenues in 2008 will be immensely valuable to Cavium Networks as we expand our market footprint and scale the company,” said Syed Ali, president and CEO, Cavium Networks. “As a young company, Cavium Networks is quickly establishing itself as one of the most innovative and exciting semiconductor companies in the world today,” said Sanjay Mehrotra. “I am very pleased to join Cavium Networks’ board of directors and look forward to contributing to its next phase of growth.”
Mehrotra has more than 29 years of semiconductor industry experience including senior engineering and engineering management positions at SanDisk, Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. He earned B.S. and M.S. degrees in Electrical Engineering and Computer Science from the University of California, Berkeley. In addition, Mehrotra holds several patents, has published numerous articles about non-volatile memory design and flash memory systems and serves on the Engineering Advisory Board of the University of California, Berkeley.
About Cavium Networks
Cavium Networks is a leading provider of highly integrated semiconductor products that enable intelligent processing in networking, communications, storage, video and security applications. Cavium Networks offers a broad portfolio of integrated, software-compatible processors ranging in performance from 10 Mbps to 20 Gbps that enable secure, intelligent functionality in enterprise, data-center, broadband/consumer and access and service provider equipment. Cavium Networks processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium Networks principal offices are in Mountain View, CA with design team locations in California, Massachusetts, Taiwan and India. For more information, please visit: http://www.caviumnetworks.com.
###